Exhibit 10.2

27 September 2021

Attention: Shaik Jalaluddin

By email: shaik@gameface.ai

Unit 6, 557 – 661 Mowbray Rd W

Lane Cove NSW 2066

Services Agreement – Side Letter

Dear Mr Jalaluddin

This side letter (Letter) is being provided in connection with the Services Agreement to be entered into on or around the date of this Letter between yourself and Flixsense Pty Ltd (ABN 40 603 093 545) (Gameface) (the Services Agreement).

Capitalised terms used but not otherwise defined in this Letter have the meanings given to them in the Services Agreement unless the context requires otherwise. A reference to a paragraph is to a paragraph of this Letter.

Under clause 1.1 of the Services Agreement you are required to:

(a) report directly to the CEO and Board of Slinger Bag Inc (Slinger Bag Inc); and

(b) comply with the directions given by the CEO and Board of Slinger Bag.

The purpose of this letter is to confirm certain arrangements that you and Slinger Bag have agreed will apply during your employment (unless otherwise agreed in writing between you, the CEO and the Chair of the Board). The provisions of this Letter are intended to supplement the Services Agreement. However, where there is any inconsistency between the terms of the Services Agreement and this Letter, the terms of the Service Agreement prevail to the extent of the inconsistency.

In consideration of being appointed as Managing Director of Gameface, on the terms reflected in the Services Agreement, and in consideration of receiving shares in Slinger Bag pursuant to a Share Purchase Agreement, to be entered into on or around the date of this Letter, between the vendors of Flixsense Pty Ltd and Slinger Bag (the Share Purchase Agreement), Slinger Bag, hereby agrees the following:

1.	Managing Director’s Authority

1.1	The Managing Director will have the authority to:

(a)	implement all initiatives and make all payments as provided for in Gameface’s budget, as approved under paragraph 1.2, in place from time to time;

(b)	recruit and terminate personnel employed by Gameface with annual salaries of up to U.S.D$150,000;

(c)	enter and terminate agreements with customers of Gameface up to the value of U.S.D$50,000;

(d)	authorise expenditure on individual items on behalf of Gameface of up to U.S.D$50,000;

(e)	authorise contract values to be entered into by Gameface not exceeding U.S.D$100,000 per annum.

1.2	Slinger Bag and Gameface will work in good faith to approve initiatives and expenditure in advance via the Gameface’s budget, and then for non-budget items as follows:

(a)	Gameface shall put forward any request for funding or the approval of initiatives to Slinger Bag’s representative (which in default will be the CEO); and

(b)	Slinger Bag shall provide Gameface with a response within 5 business days so far as reasonably practicable.

1.3	Gameface will be operated as a separate entity within the Group and will have its own budget, objectives, personnel and strategy, to be developed and agreed by the CEO and Board of Slinger Bag and the Managing Director, notwithstanding that Gameface and Slinger Bag may agree to utilise common functions in the group such as human resources, legal and finance.

1.4	Slinger Bag agrees and acknowledges that Gameface’s strategic objectives will include sports other than tennis.

1.5	Slinger Bag will do all things reasonable to enable Gameface to retain its personnel and hire the necessary personnel to meet its strategic objectives.

1.6	Slinger Bag agrees to provide sufficient working capital to Gameface as set out in the budget agreed in writing by the Managing Director and Slinger Bag as at the date of the Share Purchase Agreement, specifically being USD $1,500,000 for the period 1 July 2021 to 31 December 2022.

2.	Board Observer

2.1	The Managing Director will be appointed as a ‘board observer’ of Slinger Bag with rights to:

(a)	attend (including by phone, web or video) and speak at board meetings of the directors of Slinger Bag, but not vote or exercise any other rights of a director; and

(b)	receive all information relevant to the matter(s) being discussed and / or decided upon in the board meeting as otherwise entitled to by a director.

2.2	If the directors of the Slinger Bag resolve, based upon the written advice of counsel to the Slinger Bag, that the Managing Director has a material personal interest in, or would be conflicted if he were to be privy to, any matter to be voted on or discussed at a board meeting, or it is not otherwise appropriate or in the interests of good governance of Slinger Bag, then the board may require that the Managing Director:

(a)	does not attend or speak at that meeting for the period of time in which the relevant matter is being discussed; and / or

(b)	is not entitled to receive information in respect of that matter.

3.	Disclosure

3.1	The parties each agree to keep the contents of this Letter and its existence confidential unless such is required to be disclosed by law, is disclosed on a confidential basis to directors, officers, employees, regulators, governmental authorities, advisers, auditors, capital partners and other service providers of the party or such is released into the public domain other than through a breach of Confidential Information.

4.	Miscellaneous

4.1	Upon execution of this Letter, the terms of this Letter shall be binding upon, and in full force and effect, against the parties.

4.2	This Letter may be executed in any number of counterparts which, when taken together, shall constitute one and the same instrument.

4.3	This Letter may not be amended, or the rights, powers or remedies of any party hereunder waived, unless such amendment or waiver is effected in writing signed by each party.

4.4	This Letter, the terms of this Letter, and all obligations of this Letter, will terminate on the conclusion of the Retention Period as defined in the Share Purchase Agreement.

4.5	A breach of this Letter will constitute a ground for termination of the Managing Director’s employment for Cause under the Services Agreement and be dealt with as such as outlined in the Services Agreement.

4.6	Any indemnity or any obligation of confidence under this Letter is independent and survives termination of this Letter. Any other term by its nature intended to survive termination of this Letter survives termination of this Letter.

4.7	This Letter is governed by the law applicable in New South Wales, Australia. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia and its appellate courts.

Yours sincerely

Slinger Bag Inc

Signing page

EXECUTED as a Deed

Signed, Sealed and Delivered by Jalaluddin Shaik in the presence of

Signature of witness	Signature of Jalaluddin Shaik

Name of witness (print)

Signed, Sealed and Delivered by Slinger Bag Inc., through its authorised signatory Mike Ballardie in his capacity as director

Signature of Mike Ballardie

Mike Ballardie
Name of director (print)